EXHIBIT 99.1

Hartville Group Expands its Board of Directors

Monday February 23, 1:30 pm ET

NORTH CANTON, Ohio—(BUSINESS WIRE)—Feb. 23, 2004—Hartville Group, Inc. (OTCBB:HTVL – News), one of the leading pet health insurance companies in the United States, announced today that it has elected two new directors to its Board of Directors in anticipation of listing on the American Stock Exchange and in compliance with Sarbanes-Oxley.

The Company’s board of directors consists of two internal directors: W. Russell Smith, III, Chairman and Founder and Tomas A. Neuzil, DVM Company Medical Director. The external directors whom make up the Audit Committee consist of: Nick Leighton, Audit Committee Chairman a Scottish qualified chartered accountant with over eleven years experience in the captive management industry. He joined Willis in Guernsey in 1990, and was promoted to director in 1993. During that time Nick formed insurance subsidiaries for some of the UK’s largest companies, including the London Underground, Abbey National Plc, and Lazards Plc. He worked for Johnson and Higgins in the Cayman Islands in 1995, before returning to Guernsey to set up the AON operation. Following the merger of AON, Bain Hogg, Minet, and Alexander Stenhouse in 1997, Nick assumed a portfolio of twenty captive companies and was made a Director of the AON owned protected cell company, which is currently the largest in the world. Nick was primarily responsible for the growth of this company, with clients ranging from the UK, Europe, the Middle East, and South Africa. Many innovative types of insurance were placed in the protected cell company, including multi-year / multi-line covers, securitizations, brand name and balance sheet protections, single life variable annuity products, and punitive damage reinsurance. Nick has recently been made a Fellow of the Institute of Risk Management, where he won the IAU prize for his dissertation “The Development of the Protected Cell Company.” He joined Caledonian Insurance Services Limited in November 2000 where he is managing director; Alan Kaufman, MD, whom served on the Board of Directors of Tesoro Petroleum Corp. (NYSE:TSO – News) in San Antonio, Texas from 1995 through 1999 and presently serves on the Board of Directors and on the Audit Committee and Compensation Committee of Newpark Resources (NYSE:NR – News) in Metairie, Louisiana since 1987; and Roger A. Kimmel, Jr., Esquire who since founding the law firm of Kimmel, Lembright & Bosco in 1975, has engaged in a general corporate practice including areas of public offerings and the private placements of securities, stock and asset acquisition, mergers and acquisitions, representation of closely held businesses, federal and state securities laws compliance matters, corporate governance and other related securities issues.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “I am pleased to have such a diverse, experienced, and active group of Company directors and welcome their contributions.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on November 13, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Investor Relations:

Summit Financial Partners, LLC

Anthony D. Altavilla, 317-218-0204